Pricing Supplement dated August 25, 2004                     Rule 424(b)(3)
(To Prospectus dated September 26, 2003 and                  File No. 333-108464
Prospectus Supplement dated September 26, 2003)              Cusip No.88319QG72

                          Textron Financial Corporation
                           Medium-Term Notes, Series E
                   Due Nine Months or More from Date of Issue

                  Textron Financial Canada Funding Corporation
                         Medium-Term Notes, Series E-CAD
                   Due Nine Months or More from Date of Issue

                      Fully and Unconditionally Guaranteed
                                       by
                          Textron Financial Corporation


                                  Floating Rate

Issuer:  Textron Financial Corporation



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Principal Amount:  $100,000,000         Initial Interest Rate:  2.01125%
Agent's Discount or Commission:         Original Issue Date:  August 30, 2004
  $350,000
Net Proceeds to Issuer:  $99,650,000    Stated Maturity Date:  August 28, 2007
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Interest Category
[X]  Regular Floating Rate Note

[ ]  Floating  Rate/Fixed  Rate Note
        Fixed Rate  Commencement  Date:
        Fixed Interest Rate: %

[ ] Inverse Floating Rate Note Fixed Interest Rate: %

Interest Rate Basis or Bases:
       [ ]CD Rate                [ ] Federal Funds Rate  [ ]Prime Rate
       [ ]CMT Rate               [X] LIBOR               [ ]Other (see attached)
       [ ]Commercial Paper Rate  [ ] Treasury Rate

If LIBOR:
       [ ]LIBOR Reuters Page:
       [X]LIBOR Telerate Page:  3750

       LIBOR Currency:  US$

If CMT Rate:
       CMT Telerate Page:
       [ ] Telerate Page 7051
       [ ] Telerate Page 7052
           [ ] Weekly Average
           [ ] Monthly Average

Spread (+/-):  +23 bps                         Maximum Interest Rate:     %

Spread Multiplier:  N/A                        Minimum Interest Rate:     %

Index Maturity:  3 month

Initial Interest Reset Date:  November 28,
2004

Interest Reset Dates: Quarterly, on the 28th day of February, May, August and November

Interest Payment Dates: Quarterly, on the 28th day of February, May, August and November

Interest Determination Dates: Two London business days prior to each Interest Reset Date

Regular Record Date(s):

Calculation Agent (if other than SunTrust Bank):


Day Count Convention:

       [X] Actual/360 for the period from August 30 , 2004 to August 28, 2007
       [ ] Actual/Actual  for the period from _______ to _______
       [ ] 30/360 for the period from _______ to _______

Redemption:
       [X] The Notes  cannot be redeemed  prior to the Stated  Maturity  Date.
       [ ] The Notes can be redeemed prior to Stated Maturity Date.
           Initial Redemption Date:
           Initial Redemption Percentage:  ____%
           Annual  Redemption  Percentage  Reduction:   ____%  until  Redemption
           Percentage is 100% of the Principal Amount.

Optional Repayment:
       [X] The Notes cannot be repaid prior to the Stated Maturity Date.
       [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
           Optional Repayment Date(s):
           Optional Repayment Price(s):

Specified Currency (if other than U.S. dollars):

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Exchange Rate Agent:

Original Issue Discount:  [ ]   Yes  [X]   No
     Issue Price: %

         Total Amount of OID:
         Yield to Maturity:             %
         Initial Accrual Period OID:

Agent:
  [ ]Merrill Lynch, Pierce, Fenner &   [ ] HSBC Securities (USA) Inc.
      Smith Incorporated               [ ] J.P. Morgan Securities Inc.
                                       [ ] Tokyo-Mitsubishi International plc
  [X] Banc of America Securities LLC   [ ] UBS Securities LLC
  [X] Barclays Capital Inc.            [X] Wachovia Securities Inc.
  [ ] Citigroup Global Markets Inc.    [ ] Other: _____________________
  [ ] Credit Suisse First Boston LLC
  [ ] Deutsche Bank Securities Inc.


Agent acting in the capacity as indicated below:
       [X] Agent      [  ] Principal

If as Principal:
       [ ] The Notes are being offered at varying  prices related to prevailing market prices at the time of resale.
       [ ] The Notes are being offered at a fixed initial public offering price of ____% of the Principal Amount.

If as Agent:
        The Notes are being offered at a fixed initial public offering price of 100% of the Principal Amount.

Other provisions:





             Terms are not completed for certain items above because
                         such items are not applicable.